Exhibit 99.1

                  Sun Network Group, Inc. Merges with Aventura
                                 Holdings, Inc.

AVENTURA, Fla., Oct. 21, 2005 (PRIMEZONE) -- Sun Network Group, Inc. (OTCBB:SNNW) (Frankfurt:WKN#570891) ("SNNW") announces its merger with Aventura Holdings, Inc. and adopts its name to better describe its mission as a Business Development Company.

On October 11, 2005, prior to the contemplated merger and as a condition precedent thereto, Aventura Holdings, Inc. distributed all net assets and related rights to its sole shareholder, a private trust, under agreement dated March 29, 2004. On October 19, 2005 Aventura Holdings, Inc. transferred all of its outstanding shares to Sun Network Group, Inc. Sun Network Group, Inc. and Aventura Holdings, Inc. agreed and acknowledged that Sun Network Group, Inc. acquired Aventura Holdings, Inc. solely for purposes of a merger to adopt the name of Aventura Holdings, Inc. and Aventura Holdings, Inc. would be merged out of existence to permit same. The Company intends to immediately notify the NASD of the name change and request a new trading symbol.

Aventura  Holdings,  Inc. launched a website (www.Aventura-Holdings.com) to best
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explain  to  both  the  investment  community  and  those companies who might be potential investments. This website includes clarification about the types of investments that are appropriate for a business development company and how the company investigates and decides on appropriate investment opportunities. This website also contains a basic description about the conduct and operation of a business development company.

About  Aventura  Holdings,  Inc.

Aventura Holdings, Inc. is a business development company governed under the Investment Company Act of 1940. Aventura Holdings, Inc. seeks investment opportunities in early stage and developing companies. The Company is currently focused on increasing the value of its investment portfolio and looking for additional investments all with the goal of returning increased value to its shareholders. Until such time as the Company files and receives acceptance of a new trading symbol from the NASD, the Company will continue to be known as Sun Network Group, Inc. for reporting purposes.

Safe  Harbor

This press release may contain "forward-looking statements." Although Aventura Holdings, Inc. believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Aventura Holdings, Inc. assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Additional information that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission.


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CONTACT:
Aventura  Holdings,  Inc.
1+305-937-2000
Info@Aventura-Holdings.com
www.Aventura-Holdings.com